Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Parabilis Medicines, Inc., a Delaware corporation (the “Company”), and [•1] (“You”) and is effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). Except with respect to any confidentiality, assignment of invention, or restrictive covenant agreements between you and the Company and the Equity Documents (as defined below), this Agreement supersedes in all respects all prior agreements between you and the Company regarding the subject matter herein, including without limitation (i) the Employment Agreement between you and the Company dated [•2] (the “Prior Agreement”), and (ii) any offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ you and you desire to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ you and you shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). Your employment with the Company will continue to be “at will,” meaning that your employment may be terminated by the Company or you at any time and for any reason subject to the terms of this Agreement.

1 Mathai Mammen; Thomas Kotarakos; Rohin Mhatre; Helen Ho; Teresa Jurgensen; Fawzi Benzaghou; Markus Haeberlein; Jonathan Hurov; John McGee; Kristen Stants

2 Mathai Mammen: March 12, 2023; Thomas Kotarakos: March 28, 2024; Rohin Mhatre: September 27, 2023 and that certain amendment dated March 28, 2024; Helen Ho: March 26, 2026; Teresa Jurgensen: June 11, 2024; Fawzi Benzaghou: July 7, 2025; Markus Haeberlein: November 27, 2023; Jonathan Hurov: March 28, 2024; John McGee: March 28, 2024; Kristen Stants: July 24, 2023 and that certain amendment dated March 28, 2024

(b) Position and Duties. You shall serve as the [•3] of the Company and shall have such powers and duties as may from time to time be prescribed by the [•4]. [In addition, you shall remain on the Board, and the Company shall cause you to be renominated for election to the Board, for so as long as you remain the Chief Executive Officer of the Company (the “CEO”), provided you shall be deemed to resign from the Board and from any related positions upon ceasing to serve as CEO for any reason.]5 You shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may serve on other boards of directors, with the advance written approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with your performance of your duties to the Company. You shall be deemed to have resigned from any and all officer (and, as applicable, board member positions) that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason (or such earlier date as the Company provides). You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

2. Compensation and Related Matters.

(a) Base Salary. Your initial base salary shall be paid at the rate of $[•6] per year. Your base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b) Incentive Compensation. You shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. Your initial target annual incentive compensation shall be [•7] percent of your Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of your annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein, to earn incentive compensation, you must be employed by the Company on the day such incentive compensation is paid.

3 Mathai Mammen: Chief Executive Officer; Thomas Kotarakos: Chief Financial Officer; Rohin Mhatre: Executive Vice President and Chief Technical Officer; Helen Ho: Chief Business and Strategy Officer; Teresa Jurgensen: Executive Vice President, General Counsel; Fawzi Benzaghou: Chief Medical Officer; Markus Haeberlein: Executive Vice President, Discovery Science; Jonathan Hurov: Executive Vice President, Biology; John McGee: Executive Vice President, Platform; Kristen Stants: Chief Product Officer

4 Mathai Mammen: Board of Directors; all others: Chief Executive Officer

5 For Mathai Mammen agreement only.

6 Mathai Mammen: 750,000; Thomas Kotarakos: 445,000; Rohin Mhatre: 447,700; Helen Ho: 500,000; Teresa Jurgensen: 478,000; Fawzi Benzaghou: 600,000; Markus Haeberlein: 442,400; Jonathan Hurov: 429,100; John McGee: 415,000; Kristen Stants: 431,800

7 Mathai Mammen: 55; Thomas Kotarakos: 40; Rohin Mhatre: 40; Helen Ho: 40; Teresa Jurgensen: 40; Fawzi Benzaghou: 40; Markus Haeberlein: 40; Jonathan Hurov: 35; John McGee: 35; Kristen Stants: 40

(c) Expenses. You shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by you during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d) Other Benefits. You shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Paid Time Off. You shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.

(f) Equity. The equity awards held by you shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by you (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, [Section 5(c) and]8 Section 6 of this Agreement shall apply to all equity awards held by you, whether granted prior to, on, or after the Effective Date.

3. Termination. Your employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. Your employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate your employment if you are disabled and unable to perform or expected to be unable to perform the essential functions of your then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period you are disabled so as to be unable to perform the essential functions of your then existing position or positions with or without reasonable accommodation, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom you or your guardian has no reasonable objection as to whether you are disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. You shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and you shall fail to submit such certification, the Company’s determination of such issue shall be binding on you. Nothing in this subsection(b) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

8 Severance language for Mathai Mammen.

(c) Termination by Company for Cause. The Company may terminate your employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) your continued, willful failure to substantially perform your duties and responsibilities as directed by [the CEO or the Board]9[the Board]10 (other than due to physical or mental impairment), or to comply with Company policies, rules or instructions, in each case after receiving written notification;

(ii) your willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation;

(iii) in the course of your responsibilities for the Company, your engagement in material dishonesty, gross negligence or willful misconduct;

(iv) your conviction for, or the entry of a plea of guilty or nolo contendere by you to any felony; or

(v) your breach of any material provision of this Agreement, the Restrictive Covenants Agreement, or any other agreement between you and the Company.

In the event of any action or omission alleged to constitute Cause hereunder (other than with respect to clause (iv)), the Company shall provide you with written notice detailing the alleged circumstances and a period of 30 days to cure the alleged circumstances constituting Cause (if capable of cure).

(d) Termination by the Company without Cause. The Company may terminate your employment hereunder at any time without Cause. Any termination by the Company of your employment under this Agreement which does not constitute a termination for Cause and does not result from the death or disability of you under this Agreement shall be deemed a termination without Cause.

(e) Termination by You. You may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that you have completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without your consent (each, a “Good Reason Condition”):

(i) a material diminution of your Base Salary other than any diminution proportionately applied to all senior executives of the Company;

(ii) a requirement that your principal place of providing services to the Company be increased by more than 50 miles;

9 For executives other than Mathai Mammen

10 For Mathai Mammen

(iii) any breach by the Company of a material provision of this Agreement; or

(iv) a material diminution in your authority, duties or responsibilities.

Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) you give the Company a written notice of the purported Good Reason (no more than 60 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and you have not been reasonably compensated for any losses or damages resulting therefrom) within 30 days following the Company’s receipt of such notice (the “Cure Period”), and (z) if the Company does not correct the circumstances alleged to constitute Good Reason, you terminate your employment not more than 30 days following the period to correct in clause (y). Clauses x-z above shall constitute the “Good Reason Process.”

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

[If you are terminated by the Company for Cause, resign other than for Good Reason, die or terminate due to Disability, then the Company’s obligations under this Agreement shall immediately cease and you shall be entitled to only (i) the Base Salary, (ii) any unused vacation/ paid time off time that has accrued and to which you are entitled as of the date of termination (if applicable), and (iii) any vested accrued compensation and benefits to which you are entitled under the Company’s plans and arrangements in accordance with the respective terms thereof (including timing of payment) (together, the “Accrued Obligations.”]11

[In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, (clauses (i) and (ii) being your “Accrued Obligations”) and (iii) other than in the case of a termination for Cause, the exercise period with respect to all of your vested stock options shall continue until the earlier of (x) the 24 month anniversary of the Date of Termination or (y) the original 10-year expiration date for such vested stock options as provided in the applicable equity award agreement(s) and stock plan(s). Other than the Accrued Obligations or the severance benefits described in this Agreement if applicable, you will not be entitled to any compensation from the Company in connection with the ending of your employment; provided that, in the event of a termination of your employment due to your death or Disability, you will also be entitled to (i) any unpaid bonus earned for a previous performance year, to be paid when annual bonuses for such year are paid to other Company executives (“Prior Year Bonus”) and (ii) an annual bonus for the year in which such termination occurs based on actual Company performance under the applicable bonus plan for such year (with any individual performance goals deemed fully satisfied and no exercise of negative discretion by the Board or Compensation Committee in evaluating Company performance) and prorated based on the ratio of the number of days employed during such year

11 Language for Thomas Kotarakos; Rohin Mhatre; Helen Ho; Teresa Jurgensen; Fawzi Benzaghou; Markus Haeberlein; Jonathan Hurov; John McGee; Kristen Stants.

to 365, which bonus will be paid at the same time as annual bonuses for such year are paid to other Company executives (“Pro Rata Bonus”); provided that for (i) and (ii), such bonus shall be paid no later than March 15th of the year following the year in which the appliable bonus relates.]12

4. Notice and Date of Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if your employment is terminated by death, the date of death; (ii) if your employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if your employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if your employment is terminated by you under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if your employment is terminated by you under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5. Severance Pay and Benefits Upon Termination by the Company without Cause or by You for Good Reason. [If either your employment is terminated by the Company without Cause or you resign for Good Reason, then, in addition to the Accrued Obligations, and provided that you execute a separation agreement and general release of claims in a form satisfactory to the Company and it becomes effective within 60 days after the date of termination (or such shorter period as set forth therein), following your date of termination you shall be eligible for the severance benefits described in the :

(a) the Company shall, for a period of twelve (12) months following your termination of employment, continue to pay to you as severance, in accordance with the Company’s customary payroll practices, your then current Base Salary;

(b) if you are eligible for and timely elect to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 12th month after the date of termination, and (y) the date on which you become eligible for substantially equivalent health insurance coverage in

12 Language for Mathai Mammen.

connection with new employment or self-employment (the “COBRA Continuation Period”), unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case the Company shall instead, through the COBRA Continuation Period, pay you on a monthly basis the cash equivalent of the Company’s share of the premium, less applicable taxes and withholdings; and

(c) the Company shall pay you an amount equal to (x) your then current Target Bonus for the year in which your termination pursuant to this Section occurs, prorated based on when in the year the date of termination occurs , and (y) if you have worked the previously completed calendar year but not yet received any bonus for such year, the amount of the bonus you would have earned if you had been employed by the Company on the date such bonus would have been paid (together, the “Final Bonus”). The Final Bonus will be paid at the same time as the first severance payment described in 5(a) above, but in no event later than March 15th of the year following the year in which the bonus relates.

Except for the Final Bonus payment, the amounts payable under this Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).]13

[In addition to your Accrued Obligations, in the event your employment is terminated by the Company without Cause or you resign for Good Reason, and provided that you enter into and do not revoke a separation agreement and general release of claims in the form provided by to the Company and it becomes effective within 60 days after the date of termination (or such shorter period as set forth therein) (the “Separation Agreement”), following your date of termination:

(a) the Company shall provide you with continuation of your Base Salary for 12 months following the Date of Termination (the “Severance Amount”); provided that, in the event your employment is terminated by the Company without Cause or you resign for Good Reason (in either case a “Qualifying Termination”) on or within the period beginning on the date three months prior to a Change in Control and ending on the one-year anniversary of the Change in Control (the “Change in Control Period”), the Severance Amount shall be equal to 1.5 multiplied by the sum of your (i) Base Salary plus (ii) a Target Bonus amount; and

13 Severance language for Thomas Kotarakos; Rohin Mhatre; Helen Ho; Teresa Jurgensen; Fawzi Benzaghou; Markus Haeberlein; Jonathan Hurov; John McGee; Kristen Stants.

(b) if as of the Date of Termination you were participating in the Company’s group health plans, then subject to your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 18 month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company reasonably determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above, paid on the Company’s regular payroll dates, less applicable taxes and withholdings. If you remain eligible for COBRA for 18 months following the Date of Termination and have not become eligible for group health plan benefits under any other employer’s group medical plan on the 18 month anniversary of the Date of Termination, then the Company shall pay you a “Health Benefit Payment” in an amount equal to six (6) months of the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company, to be paid to you on or within 30 days after the 18 month anniversary of the Date of Termination, less applicable taxes and withholdings; and

(c) an additional 12 months of vesting of all unvested outstanding equity awards that are subject solely to time-based vesting; and

(d) the Company shall provide you any Prior Year Bonus and a Pro Rata Bonus; provided that such bonuses shall be paid no later than March 15th of the year following the year in which the appliable bonus relates.

The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination; provided further, that the Severance Amount shall be payable in a lump sum within 60-days after the Date of Termination (or Change in Control, as applicable) for any Qualifying Termination occurring during the Change in Control Period (except, if such Change in Control is not a change in ownership or effective control of the Company or of a substantial portion of the Company’s assets under Section 409A of the Code, then the Severance Amount shall be payable via installments as provided immediately above, over such 12 month period).]14

14 Severance language for Mathai Mammen.

The foregoing provisions shall govern your severance benefits, which shall otherwise be subject in all respects to the terms and conditions of the Company’s Executive Severance Plan, as amended from time to time (the “Severance Plan”). To avoid doubt, the Executive shall receive the severance benefits specified in this Agreement )(not the Severance Plan), but the Executive shall otherwise be subject to the terms and conditions of such Severance Plan as a Tier [•15] Executive (as defined in the Severance Plan).

6. Equity Acceleration In Connection with Termination by the Company without Cause or by You for Good Reason in Connection with a Change in Control. Notwithstanding anything to the contrary in the Equity Documents, in the event that your employment is terminated by the Company without Cause or by you for Good Reason, in each case within [the Change in Control Period]16[ the period beginning on the date three months prior to a Change in Control and ending on the one-year anniversary of the Change in Control (the “Change in Control Period”)]17 (as such capitalized terms are defined below), any then outstanding, unvested portion of any equity awards subject to time-based vesting shall immediately vest and become exercisable as of the date of such termination (or Change in Control, if later).

7. Section 280G. In the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be treated as set forth in the Severance Plan.

8. Definitions. For purposes of this Agreement, the following terms shall have the following meanings: “Change in Control” shall mean “Sale Event” as defined in the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time.

9. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

15 Mathai Mammen: Tier 1 Executive; all others: Tier 2 Executive.

16 Mathai Mammen

17 For executives other than Mathai Mammen

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10. Continuing Obligations.

(a) Restrictive Covenants Agreement. The terms of any confidentiality, assignment of inventions, or restrictive covenant agreements between you and the Company, continue in full force and effect. As an additional condition of employment, you are also required to enter into the Employee Confidentiality, Assignment and Restrictive Covenant Agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” Notwithstanding anything else to the contrary in this Agreement, you agree that any equity, cash incentive, or severance compensation (individually and collectively as applicable, the “Additional Consideration”) for which the Company has made, or may make (in each case in its sole and absolute discretion), me eligible constitutes (in each case and independent of the other) sufficient, mutually agreed-upon, fair and reasonable consideration for this Agreement (including without limitation the noncompetition and nonsolicitation provisions of this Agreement) that is independent of my employment with the Company. To avoid all doubt, you agree that my eligibility for any one of the above, or my eligibility for any combination of one or more of the above, constitutes such Additional Consideration.

(b) I expressly understand and agree that: (i) the Company would not make me eligible for any Additional Consideration (to the extent applicable) absent my agreement to and compliance with all of the restrictions contained in this Agreement (specifically including, as applicable, any noncompetition and nonsolicitation provisions contained herein); (ii) one of the Company’s express purposes in rendering me eligible for any Additional Consideration is to ensure the enforceability of my noncompetition and nonsolicitation provisions hereunder; and (iii) compliance with all such provisions is a critical and essential precondition to my eligibility for any applicable Additional Consideration.

(c) Third-Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any), or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(d) Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out‑of‑pocket expenses incurred in connection with your performance of obligations pursuant to this subsection(d).

(e) Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from any breach by you of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(f) Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation Massachusetts General Laws Chapter 151B) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. You understand that you may only bring such claims in your individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. You further understand that, by signing this Agreement, the Company and you are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section shall be specifically enforceable. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Restrictive Covenants Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section .

(b) Arbitration Fees and Costs. You shall be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

12. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce the preceding “Arbitration of Disputes” Section of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the exclusive personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13. Waiver of Jury Trial. To the extent that any court action is permitted consistent with the preceding “Arbitration of Disputes” of this Agreement, you and the Company irrevocably and unconditionally waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or YOUR employment by the Company or any affiliate of the Company, INCLUDING WITHOUT LIMITATION YOUrs or the Company’s performance under, or the enforcement of, this Agreement.

14. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the Restrictive Covenants Agreement, the Continuing Obligations, and the Equity Documents, remain in full force and effect.

15. Withholding; Tax Effect. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

16. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to the severance sections of Agreement. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of yours and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

17. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.

19. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

22. Effect on Other Plans and Agreements. An election by you to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by you for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of you under the Company’s benefit plans, programs or policies except as otherwise provided in this Agreement, and except that you shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that you are a party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and you may receive payment under this Agreement only and not both; provided that your severance benefits shall otherwise be subject in all respects to the terms and conditions of the Company’s Executive Severance Plan.

23. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

PARABILIS MEDICINES, INC.

By:

Its:

[EXECUTIVE]

[Name18]

18 Mathai Mammen; Thomas Kotarakos; Rohin Mhatre; Helen Ho; Teresa Jurgensen; Fawzi Benzaghou; Markus Haeberlein; Jonathan Hurov; John McGee; Kristen Stants

Exhibit A

Restrictive Covenants Agreement